Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362
NewsRelease

TELEDYNE TECHNOLOGIES REPORTS
SECOND QUARTER RESULTS
THOUSAND OAKS, Calif. — July 24, 2008 — Teledyne Technologies Incorporated (NYSE:TDY)
•	Revenue increased 19.6% to $478.8 million compared with last year

•	Earnings per diluted share increased 32.8% to $0.89 compared with last year

•	Raising 2008 earnings per share outlook

•	Recently acquired assets of Webb Research Corp.
Teledyne Technologies today reported second quarter 2008 sales of $478.8 million, compared with sales of $400.3 million for the same period of 2007. Net income for the second quarter of 2008 was $32.6 million ($0.89 per diluted share), compared with net income of $24.3 million ($0.67 per diluted share) in the second quarter of 2007.
“In the second quarter, we achieved record sales and earnings per share, and operating margin increased 76 basis points. As we have previously mentioned, we believe that our mix of government and commercial businesses, many of which are leveraged to offshore energy, environmental and government markets, should position us favorably in uncertain economic and financial markets,” said Robert Mehrabian, chairman, president and chief executive officer. “The offshore energy, hydrographic survey and other industries served by our marine electronics businesses now represent Teledyne’s second largest end market, second only to the defense market. Under the Teledyne Marine umbrella, Teledyne currently provides a number of market leading marine electronic subsystems, including acoustic modems, acoustic and inertial navigation systems, acoustic Doppler current profilers and subsea electrical and optical interconnect solutions. The recently completed acquisition of assets of Webb Research Corp. adds autonomous underwater vehicle systems to our existing capabilities.”
Review of Operations (comparisons are with the second quarter of 2007, unless noted otherwise)
In the fourth quarter of 2007, the company realigned Teledyne Energy Systems, Inc., Teledyne Turbine Engines and Teledyne Battery Products in a new segment called Energy and Power Systems. In addition, the Systems Engineering Solutions segment was renamed Engineered Systems. Previously reported segment financial data for the second quarter and first six months of 2007 reflects the new segment presentation to provide comparability between periods.
Electronics and Communications
The Electronics and Communications segment’s second quarter 2008 sales were $316.3 million, compared with $266.0 million, an increase of 18.9%. Second quarter 2008 operating profit was $47.0 million, compared with operating profit of $37.3 million, an increase of 26.0%.

The second quarter 2008 sales improvement resulted from revenue growth in electronic instruments and defense electronics, partially offset by lower sales of other commercial electronics. The revenue growth in electronic instruments was driven by organic sales growth and the acquisition of assets of Impulse Enterprise (“Impulse”) on December 31, 2007, the acquisition of Storm Products Co. (“Storm”) on December 31, 2007, and the acquisition of S G Brown Limited and its wholly-owned subsidiary TSS (International) Limited (together “TSS International”) on January 31, 2008. Organic sales growth in electronic instruments reflected increased sales of geophysical sensors for the energy exploration market, other marine instruments and environmental instruments for air and water monitoring. The revenue growth in defense electronics was driven by organic sales growth, the acquisition of Storm on December 31, 2007, and the acquisition of assets of Judson Technologies, LLC (“Judson”) on February 1, 2008. Lower sales of other commercial electronics primarily reflected decreased sales of medical electronic manufacturing services, partially offset by higher avionics sales. The increase in segment revenue in the second quarter of 2008 from acquisitions made since the end of the first quarter of 2007 was $30.2 million. Operating profit was favorably impacted by revenue from acquisitions, organic sales growth and sales mix, a settlement of $2.0 million and lower LIFO expense of $0.3 million.
Engineered Systems
The Engineered Systems segment’s second quarter 2008 sales were $95.7 million, compared with $73.7 million, an increase of 29.9%. Second quarter 2008 operating profit was $9.4 million, compared with operating profit of $6.4 million, an increase of 46.9%.
The second quarter 2008 sales improvement primarily reflected revenue growth in certain manufacturing programs including gas centrifuge service modules for nuclear power applications, as well as defense and environmental programs. Operating profit in the second quarter of 2008 reflected the impact of higher revenue and higher margins in aerospace programs, favorable fee adjustments and improved overhead rates, partially offset by lower margins in certain environmental programs. Operating profit also included pension expense under SFAS No. 87 and No. 158, of $1.4 million in the second quarter of 2008, compared with $1.6 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $2.0 million in the second quarter of 2008 and 2007.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s second quarter 2008 sales were $47.9 million, compared with $46.0 million, an increase of 4.1%. Second quarter 2008 operating profit was $5.0 million, compared with $6.1 million, a decrease of 18.0%. Operating profit for the second quarter of 2008 reflected higher legal fees, as well as increased LIFO expense of $0.2 million.
Energy and Power Systems
The Energy and Power Systems segment’s second quarter 2008 sales were $18.9 million, compared with $14.6 million, an increase of 29.5%. Second quarter 2008 operating profit was $2.8 million, compared with $1.0 million, an increase of 180.0%.
Second quarter 2008 sales primarily reflected higher sales in the turbine engine business and higher government power systems sales partially offset by lower commercial hydrogen generators sales. Operating profit reflected higher sales and margins in the turbine engine business, partially offset by the impact of lower margins in the hydrogen generator business. Operating profit was favorably impacted by $1.3 million for environmental reserves no longer needed due to a final settlement.

Additional Financial Information (comparisons are with the second quarter of 2007, unless noted otherwise)
Cash Flow
Cash provided by operating activities was $38.5 million for the second quarter of 2008, compared with $32.4 million. The higher cash provided by operating activities in 2008 was primarily due to higher net income and the contribution from recent acquisitions, partially offset by higher tax payments. Free cash flow (cash from operating activities less capital expenditures) was $28.7 million for the second quarter of 2008, compared with free cash flow of $22.3 million. At June 29, 2008, total debt was $296.4 million, which includes $291.1 million drawn on available credit lines, as well as other debt and capital lease obligations. Cash and cash equivalents were $17.7 million at June 29, 2008. The company also received $3.7 million from the exercise of employee stock options in the second quarter of 2008, compared with $2.7 million. Capital expenditures for the second quarter of 2008 were $9.8 million, compared with $10.1 million. Depreciation and amortization expense for the second quarter of 2008 was $13.1 million, compared with $8.9 million. On July 7, 2008, Teledyne Technologies through its subsidiary, Teledyne Instruments, Inc., completed the acquisition of assets of Webb Research Corp. for $24.2 million in cash.

	Second	Second
Free Cash Flow(a)	Quarter	Quarter
(in millions, brackets indicate use of funds)	2008	2007
Cash provided by operating activities	$38.5	$32.4
Capital expenditures for property, plant and equipment	(9.8)	(10.1)

Free cash flow	$28.7	$22.3

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.
Pension
Pension expense was $2.5 million for the second quarter of 2008 and $2.9 million for the second quarter of 2007, in accordance with the pension accounting requirements of SFAS No. 87 and No. 158. Pension expense allocated to contracts pursuant to CAS was $2.4 million for the second quarter of 2008 and $2.6 million for the second quarter of 2007. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.
Income Taxes
The effective tax rate for the second quarter of 2008 was 38.8% compared with 38.3%.
Stock Option Compensation Expense
For the second quarter of 2008, the company recorded a total of $1.8 million in stock option expense, of which $0.6 million was recorded as corporate expense and $1.2 million was recorded in the operating segment results. For the second quarter of 2007, the company recorded a total of $1.6 million in stock option expense, of which $0.5 million was recorded as corporate expense and $1.1 million was recorded in the operating segment results.

Other
Interest expense, net of interest income, was $2.5 million for the second quarter of 2008, compared with $3.5 million, and primarily reflects lower average interest rates, partially offset by the impact of higher outstanding debt levels. Other income and expense included lower deferred compensation expenses. Corporate expense was $8.4 million for the second quarter of 2008, compared with $7.2 million and reflects higher compensation expense and higher professional fees expense. Minority interest reflects the minority ownership interests in Ocean Design, Inc. and Teledyne Energy Systems, Inc.
Outlook
Based on its current outlook, the company’s management believes that third quarter 2008 earnings per diluted share will be in the range of approximately $0.77 to $0.79. The full year 2008 earnings per diluted share outlook is expected to be in the range of approximately $3.20 to $3.25, an increase from the prior outlook of $2.98 to $3.06. The company’s 2008 outlook reflects anticipated sales growth in its defense electronics and instrumentation businesses, due to organic growth and the recent acquisitions. In addition, the company’s third quarter and full year 2008 earnings per diluted share outlook reflects an anticipated increase in expenses, including intangible asset amortization, as a result of these acquisitions. Furthermore, operating margin in the second quarter of 2008 was higher than is currently expected for the second half of 2008 due to the aforementioned favorable settlements and fee adjustments in the second quarter of 2008. The company’s estimated effective tax rate for 2008 is expected to be 39.0%, excluding 2007 research and development income tax refunds of $1.3 million recorded in the first quarter of 2008.
The full year 2008 earnings outlook includes approximately $9.6 million in pension expense under SFAS No. 87 and No. 158, or $0.2 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. Full year 2007 earnings included $11.9 million in pension expense under SFAS No. 87 and No. 158, or $1.7 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. The decrease in full year 2008 pension expense reflects the investment return on pension assets, as well as pension contributions made in 2007.
The company’s 2008 earnings outlook also reflects $7.8 million in stock option compensation expense. The company’s 2007 earnings included $6.8 million in stock option compensation expense.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, pension matters, stock option compensation expense, taxes and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the defense electronics, instrumentation and energy exploration and production, commercial aviation, semiconductor and communications markets, funding, continuation and award of government programs, continued liquidity of our customers (including commercial aviation customers) and economic and political conditions, could change the anticipated results. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.

Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components. Changes in the leadership of the U.S. Government could result, over time, in reductions in defense spending and further changes in programs in which the company participates.
The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
Teledyne Technologies’ growth strategy includes possible acquisitions. The company cannot provide any assurance as to when, if or on what terms any other acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and retain customers and to achieve identified financial and operating synergies.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2007 Annual Report on Form 10-K and the first quarter 2008 Form 10-Q. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ second quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, July 24, 2008. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, July 24, 2008.

Investor Contact:	Jason VanWees (805) 373-4542

Media Contact:	Robyn McGowan (805) 373-4540
###

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JUNE 29, 2008 AND JULY 1, 2007
(Unaudited — In millions, except per share amounts)

	Second	Second	Six	Six
	Quarter	Quarter	Months	Months
	2008	2007	2008	2007
Net sales	$478.8	$400.3	$930.6	$785.9
Costs and expenses:
Costs of sales	330.9	274.9	646.2	546.9
Selling, general and administrative expenses	92.1	81.8	180.9	158.5

Total costs and expenses	423.0	356.7	827.1	705.4

Income before other income and (expense) and taxes	55.8	43.6	103.5	80.5
Other income	0.7	0.2	0.5	0.5
Minority interest	(0.7)	(0.9)	(1.7)	(1.6)
Interest expense, net	(2.5)	(3.5)	(5.5)	(7.1)

Income before income taxes	53.3	39.4	96.8	72.3
Provision for income taxes (a)	20.7	15.1	36.3	27.5

Net income	$32.6	$24.3	$60.5	$44.8

Diluted earnings per common share	$0.89	$0.67	$1.66	$1.24

Weighted average diluted common shares outstanding	36.5	36.1	36.4	36.0

(a)	The first six months of 2008 includes income tax credits of $1.3 million recorded in the first quarter. The first six months of 2007 includes the first quarter reversal of $0.5 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JUNE 29, 2008 AND JULY 1, 2007 (a)
(Unaudited — In millions)

	Second	Second		Six	Six
	Quarter	Quarter	%	Months	Months	%
	2008	2007	Change	2008	2007	Change
Net sales:
Electronics and Communications	$316.3	$266.0	18.9%	$617.6	$514.3	20.1%
Engineered Systems	95.7	73.7	29.9%	179.2	147.6	21.4%
Aerospace Engines and Components	47.9	46.0	4.1%	94.4	92.4	2.2%
Energy and Power Systems	18.9	14.6	29.5%	39.4	31.6	24.7%

Total net sales	$478.8	$400.3	19.6%	$930.6	$785.9	18.4%

Operating profit and other segment income:
Electronics and Communications	$47.0	$37.3	26.0%	$87.3	$67.5	29.3%
Engineered Systems	9.4	6.4	46.9%	17.5	12.9	35.7%
Aerospace Engines and Components	5.0	6.1	(18.0)%	9.6	12.1	(20.7)%
Energy and Power Systems	2.8	1.0	180.0%	5.0	2.8	78.6%

Segment operating profit and other segment income	$64.2	$50.8	26.4%	$119.4	$95.3	25.3%
Corporate expense	(8.4)	(7.2)	16.7%	(15.9)	(14.8)	7.4%
Other income, net	0.7	0.2	*	0.5	0.5	—%
Minority interest	(0.7)	(0.9)	(22.2)%	(1.7)	(1.6)	6.2%
Interest expense, net	(2.5)	(3.5)	(28.6)%	(5.5)	(7.1)	(22.5)%

Income before income taxes	53.3	39.4	35.3%	96.8	72.3	33.9%
Provision for income taxes (b)	20.7	15.1	37.1%	36.3	27.5	32.0%

Net income	$32.6	$24.3	34.2%	$60.5	$44.8	35.0%

(a)	Effective in the fourth quarter of 2007, the turbine engine business and the battery products business which were previously reported as part of the Aerospace Engines and Components segment are now reported as part of the Energy and Power Systems segment. Previously reported information for the second quarter and first six months of 2007 was changed to reflect the current segment structure.

(b)	The first six months of 2008 includes income tax credits of $1.3 million recorded in the first quarter. The first six months of 2007 includes the first quarter reversal of $0.5 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations.

*	percentage change not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
JUNE 29, 2008 AND DECEMBER 30, 2007
(Current period unaudited — In millions)

	June 29,	December 30,
	2008	2007
ASSETS
Cash and cash equivalents	$17.7	$13.4
Accounts receivable, net	284.5	241.1
Inventories, net	207.6	174.6
Deferred income taxes, net	36.1	34.5
Prepaid expenses and other assets	15.6	13.1

Total current assets	561.5	476.7

Property, plant and equipment, net	188.8	177.2
Deferred income taxes, net	47.6	56.9
Goodwill and acquired intangible assets, net	574.0	413.3
Other assets, net	37.4	35.3

Total assets	$1,409.3	$1,159.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$120.2	$105.1
Accrued liabilities	158.0	157.1
Current portion of long-term debt and capital lease	0.9	0.8

Total current liabilities	279.1	263.0

Long-term debt and capital lease obligation	295.5	142.4
Other long-term liabilities	229.7	223.8

Total liabilities	804.3	629.2
Total stockholders’ equity	605.0	530.2

Total liabilities and stockholders’ equity	$1,409.3	$1,159.4